Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Marianne Wade (973) 924-5100
investorrelations@myinvestorsbank.com

Investors Bank Announces Workforce Reduction and Branch Closures

Short Hills, N.J. - (PRNewswire) - December 7, 2017 - Investors Bancorp, Inc. (NASDAQ: ISBC) announced today it has implemented a plan to reduce operating expenses, including a workforce reduction of approximately 5% and the closure of six branch offices. The workforce reduction will take effect by year end and it is anticipated the branch closures will take effect the first week of March 2018.

The Company estimates the workforce reduction along with the branch closures will reduce its annual operating expenses by approximately $10 to $12 million. In connection with the plan, the Company expects to recognize non-recurring pre-tax expenses of approximately $5 million in the fourth quarter of 2017 attributed to severance benefits and the costs related to the branch closures.

About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of September 30, 2017 operates from its corporate headquarters in Short Hills, New Jersey with approximately $24.78 billion in assets and 155 branches located throughout New Jersey and New York.

Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to the risk that the anticipated reduction in operating expenses referenced above are not met.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.